Exhibit 10.1

February 9, 2026

Bryan Jones

[…***…]

[…***…]

Via email: […***…]

Dear Bryan:

This letter (the “Agreement”) sets forth the terms and conditions of your separation from Aardvark Therapeutics, Inc. (the “Company”) in connection with your termination of employment.

1.
SEPARATION. Your last day of work with the Company is February 9, 2026 (the “Separation Date”). You agree that, effective as of the Separation Date, you will cease to be considered an “executive officer” of the Company, including for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and that you have resigned from all positions that you held with the Company or any of its subsidiaries and affiliates, including, without limitation, as an employee, officer, manager or director, except that you have accepted an offer to become the CEO of Ardia Therapeutics, Inc., currently a wholly-owned subsidiary of the Company (the “Subsidiary”), on the terms and conditions set forth in the Offer of Employment dated as of February 9, 2026 (the “Offer Letter”). Commencing as of the Separation Date and for a period of nine (9) months thereafter (the “Advisor Period”), you shall provide such assistance to the Company’s executive officers as any such executive officer may reasonably request from time to time, primarily relating to the transition and transfer of your prior services. You will not receive any compensation for your services during the Advisor Period, other than your right to receive the Severance Benefits (as defined below) in accordance with the terms of this Agreement and except as otherwise provided in Section 3 below, you will not continue to vest in your options to purchase shares of the Company’s common stock during the Advisor Period (and such transition services provided during the Advisor Period will not affect the post-termination exercise period of any such options). You further agree that your resignation is not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices. You agree to execute any additional documents consistent with the foregoing resignations that the Company may reasonably request.
2.
Severance. (a) If you timely sign this Agreement on or within twenty-one (21) calendar days after the Separation Date, (b) allow it to become effective and irrevocable seven (7) days following the receipt of the signed Agreement, and (c) comply with your obligations under the Agreement and your continuing obligations to the Company, including, without limitation, the provision of the services described in Section 1, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

2.1.
Cash Severance. You will be entitled to receive cash payments in the form of salary payments from the Subsidiary as described in and provided for in the Offer Letter; provided that if you incur a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, “Section 409A”) as a result of your employment by the Subsidiary being terminated by the Subsidiary without Cause (as defined in the Company’s 2025 Equity Incentive Plan) prior to the nine month anniversary of the Separation Date, and subject to a release of claims in the Company’s standard form that becomes irrevocably effective within 60 days following your separation from service, the Company shall pay you, as severance, an amount equivalent to the salary you would have earned for the period between the date of termination of your employment by the Subsidiary and the nine month anniversary of the Separation Date, subject to standard payroll deductions and withholdings.

(b) Health Insurance. You will continue to be entitled to participate through the Subsidiary in the Company’s group health insurance plan; provided that if you incur a separation from service as a result of your employment by the Subsidiary being terminated without Cause (as defined in the Company’s 2025 Equity Incentive Plan) prior to the nine month anniversary of the Separation Date, and subject to a release of claims in the Company’s standard form that becomes irrevocably effective within 60 days following your separation from service, to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, the Company agrees to pay you a cash payment in a lump sum (“COBRA Payment”) designed to approximate the Company’s contributions toward your insurance premiums from the date of termination by the Subsidiary until the nine month anniversary of the Separation Date, subject to applicable withholdings and deductions. You may (but are not obligated to) use the COBRA Payment toward the cost of your COBRA premiums.

3.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) and, subject to the approval of the Compensation Committee, your 2025 annual bonus expected to be paid on or about March 13, 2026. You further agree that, by signing this Agreement, you are foregoing and waiving any right to receive compensation under the Aardvark Therapeutics, Inc. Severance Plan (the “Severance Plan”), and that the Severance Benefits provided under this Agreement and the Offer Letter shall supersede in all respects any compensation you may be entitled to under the Severance Plan. You shall retain all of your options to purchase shares of the Company’s common stock that were vested as of the Separation Date in accordance with the terms of the plan and award agreements evidencing such options, provided that your post-termination exercise period will not commence on the Separation Date and you will be deemed to be in “Continuous Service” for purposes of the post-termination exercise period for your options to purchase shares of the Company’s common stock so long as you remain employed by the Subsidiary; however, your options to purchase shares of the Company’s common stock will cease vesting on the three month anniversary of the Separation Date and you will forfeit all of your unvested options to purchase shares of the Company’s common stock on the three month anniversary of the Separation Date. In addition, the vesting of: (a) 3,753 shares of the Company’s common stock subject to stock option grant number ESO-145 (“Option ESO-145”) and (b) 14,044 shares of the Company’s common stock subject to stock option grant number ESO-146 (“Option ESO-146”) shall be accelerated and such shares shall be deemed fully vested as of the Separation Date and, on each one month anniversary of the Separation Date through and including the three month anniversary thereof, 536 shares of Common Stock subject to Option ESO-145 and 2,006 shares of Common Stock subject to Option ESO-146 shall vest.

4.
Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

5.
Release of Claims.

5.1.
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

5.2.
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment or service with the Company or the termination of that employment or service; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company or any right to receive compensation under the Severance Plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Family Rights Act, the California Fair Employment and Housing Act, the California Labor Code, the California Equal Pay Act, and the Age Discrimination in Employment Act (“ADEA”). You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

5.3.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you haveat least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

5.4.
Unknown Claims. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

5.5.
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Certificate of Incorporation and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any claims for breach of this Agreement; (iv) any claims arising after you sign this Agreement; and (v) any claims arising under this Agreement.

5.6.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, retaliation, or discrimination or any other conduct that you have reason to believe is unlawful.

6.
RETURN OF COMPANY PROPERTY. You represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property previously in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You represent that you have made a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement.

7.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under the Employee Confidential Information and Inventions Assignment Agreement between you and the Company (the “Confidentiality Agreement”), which is incorporated herein by reference.

8.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

9.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as expressly permitted under the section of this Agreement entitled “Protected Rights”, Section 5(f)) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

10.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

11.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You understand that you have at least five business days after receipt of this Agreement to consult an attorney regarding this Agreement.

13.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims and other applicable provisions referred to or set forth in the offer letter agreement between you and the Company dated as of September 29, 2021.

14.
Miscellaneous. This Agreement and the Confidentiality Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

15.
Section 409A of the Code. This Agreement is intended to meet the requirements of Section 409A, and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A. Each payment provided hereunder in a series of payments is intended to be separate payment for purposes of Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Internal Revenue of 1986, as amended, the payment will be paid (or provided) in accordance with the following: if you are a “Specified Employee” within the meaning of Section 409A on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.

If this Agreement is acceptable to you, please sign below and return the original to me. This Agreement must become effective and irrevocable no later than twenty-one (21) days following the Separation Date in order for you to receive the severance benefits described herein and the Company will have no obligation to provide such benefits if this Agreement does not become effective and irrevocable within that timeframe.

[Signature page follows]

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Tien Lee

Tien Lee, CEO

I have read, understand and agree fully to the foregoing Agreement:

/s/ Bryan Jones

Bryan Jones, Ph.D.

2/10/2026

Date